Exhibit 99.4

RAPTOR PHARMACEUTICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$124,239	$157,352
Restricted cash	1,367	1,055
Accounts receivable, net	15,727	13,267
Inventories	12,031	6,424
Prepaid expenses and other assets	3,422	3,301

Total current assets	156,786	181,399

Property and equipment, net	7,471	7,644
Goodwill	12,223	12,223
Intangible assets, net	176,598	216,463
Other assets	1,861	1,761

Total Assets	$354,939	$419,490

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,914	$5,423
Accrued liabilities	29,450	22,630
Note payable, current portion	11,559	11,402

Total current liabilities	43,923	39,455

Contingent consideration liability	152,070	166,800
Deferred tax liability	1,086	303
Note payable, net of current portion	32,212	38,054
Convertible notes	57,958	57,686

Total liabilities	287,249	302,298

Stockholders’ equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 85,531,006 and 85,235,591 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	86	85
Additional paid-in capital	447,666	441,601
Accumulated other comprehensive loss	(1,341)	(1,377)
Accumulated deficit	(378,721)	(323,117)

Total stockholders’ equity	67,690	117,192

Total Liabilities and Stockholders’ Equity	$354,939	$419,490

The accompanying notes are an integral part of these condensed consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except shares and per share data)

	For the Three months Ended June 30		For the Six months Ended June 30,
	2016	2015	2016	2015
Product revenue	$32,045	$23,332	$59,515	$43,785
Cost of sales	4,948	2,640	9,279	6,362

Gross profit	27,097	20,692	50,236	37,423
Operating expenses:
Research and development	15,685	11,877	29,704	28,429
Selling, general and administrative	20,864	17,770	41,252	32,608
Impairment of IPR&D	—	—	39,600	—
Change in fair value of contingent consideration related to QUINSAIR acquisition	—	—	(14,730)	—

Total operating expenses	36,549	29,647	95,826	61,037

Loss from operations	(9,452)	(8,955)	(45,590)	(23,614)
Interest income	126	68	258	95
Interest expense	(4,322)	(4,784)	(9,340)	(9,282)
Foreign currency transaction gain (loss)	179	232	(34)	(243)
Adjustment to fair value of common stock warrants	—	(440)	—	(495)

Loss before provision for income taxes	(13,469)	(13,879)	(54,706)	(33,539)
Provision for income taxes	550	70	898	92

Net Loss	$(14,019)	$(13,949)	$(55,604)	$(33,631)
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	(6)	129	36	(418)

Comprehensive Loss	$(14,025)	$(13,820)	$(55,568)	$(34,049)

Net loss per share:
Basic and diluted	$(0.16)	$(0.17)	$(0.65)	$(0.45)
Weighted-average shares outstanding:
Basic and diluted	85,416,542	79,771,454	85,335,876	74,485,415

The accompanying notes are an integral part of these condensed consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(55,604)	$(33,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	5,348	7,165
Fair value adjustment of common stock warrants	—	495
Amortization of intangible asset	265	119
Depreciation of property and equipment	759	630
Deferred income taxes	783	—
Amortization of debt issuance cost	586	611
Impairment of IPR&D	39,600	—
Change in fair value of contingent consideration related to QUINSAIR acquisition	(14,730)	—
Changes in assets and liabilities:
Accounts receivable	(2,452)	(5,712)
Inventories	(5,615)	3,814
Prepaid expenses and other assets	(207)	1,515
Deposits	8	(23)
Accounts payable	(2,549)	867
Accrued liabilities	6,757	2,958

Net cash used in operating activities	(27,051)	(21,192)

Cash flows from investing activities:
Net purchase of property and equipment	(581)	(2,318)
Purchase of short-term investments	—	(27,496)
Change in restricted cash	(312)	47

Net cash used in investing activities	(893)	(29,767)

Cash used in financing activities:
Proceeds from sale of common stock, net	—	98,325
Proceeds from the exercise of common stock warrants	—	301
Proceeds from the exercise of common stock options and ESPP	717	5,409
Offering costs	—	(6,277)
Principal payments on debt	(6,000)	(3,000)

Net cash (used in) provided by financing activities	(5,283)	94,758
Effect of exchange rates on cash and cash equivalents	114	(418)

Net decrease in cash and cash equivalents	(33,113)	43,381
Cash and cash equivalents, beginning of period	157,352	149,613

Cash and Cash Equivalents, End of Period	$124,239	$192,994

Supplemental cash flow information:
Interest paid	$4,380	$5,492
Income taxes paid	224	243
Supplemental disclosure of non-cash investing and financing activities:
Fair value of warrant liability reclassified to equity upon exercise	—	1,206

The accompanying notes are an integral part of these condensed consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the financial position and results of operations of Raptor Pharmaceutical Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the periods presented. The condensed consolidated balance sheet as of December 31, 2015 has been derived from the Company’s audited financial statements as of such date but does not include all disclosures required by GAAP. This Form 10-Q should be read in conjunction with the audited financial statements and accompanying notes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Raptor is a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases.

The Company’s first commercial product, PROCYSBI® (cysteamine bitartrate) delayed-release capsules (“PROCYSBI”), received marketing approval from the U.S. Food and Drug Administration (“FDA”) on April 30, 2013 for the management of nephropathic cystinosis in adults and children six years and older. On August 14, 2015, we received FDA approval for the expanded use of PROCYSBI to treat children two to six years of age with nephropathic cystinosis. In Europe, PROCYSBI® gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received marketing authorization on September 6, 2013 from the European Commission (“EC”), for marketing in the European Union (“EU”) as an orphan medicinal product for the management of proven nephropathic cystinosis. The EU marketing authorization allows the Company to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Economic Area or EEA). PROCYSBI received seven years of market exclusivity, through 2020 for patients six years and older as an orphan drug in the United States and ten years of market exclusivity, through 2023, as an orphan drug in Europe. More recently, PROCYSBI received orphan drug designation for the treatment of patients ages two years to six years, through 2022. The Company commenced commercial sales of PROCYSBI in the United States in June 2013 and in Europe in April 2014. To date, the Company’s ability to generate revenue has been primarily dependent upon sales of PROCYSBI in the United States for the management of nephropathic cystinosis in adults and children two years and older and in the EU for the management of proven nephropathic cystinosis.

In October 2015, the Company acquired various assets and rights related to levofloxacin solution for inhalation, a pharmaceutical product also known as “MP-376” and commercially as “QUINSAIR,” from Tripex Pharmaceuticals, LLC (“Tripex”). QUINSAIR received marketing authorization by the EC for treating chronic lung infection caused by the bacteria Pseudomonas aeruginosa in adults who have cystic fibrosis in March 2015 and Health Canada in June 2015 for the management of cystic fibrosis in patients aged 18 years or older with chronic pulmonary Pseudomonas aeruginosa infections. QUINSAIR is the first inhaled fluoroquinolone approved for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in patients with cystic fibrosis 18 years old and older. QUINSAIR is not approved in the United States, and the Company may not market or commercialize QUINSAIR in the United States for any indication unless it receives FDA approval, which it may not be able to obtain. The Company commenced sales of QUINSAIR in Germany and Denmark in the second quarter of 2016.

The Company is subject to a number of risks, including: the level of commercial sales of PROCYSBI in the United States and Europe; the ability to successfully launch PROCYSBI in other international markets; the ability to successfully commercialize QUINSAIR in Europe and to launch an commercialize QUINSAIR in Canada; uncertainty whether the Company’s research and development efforts will result in expanded labeling for PROCYSBI and additional commercialization for RP103 or MP-376 in various indications or additional commercial products; competition from other organizations; reliance on other entities for manufacturing; reliance on licensing the proprietary technology of others; uncertain patent protection; and the need to raise capital through equity and/or debt financings. Funding may not be available when needed, if at all, or on terms acceptable to the Company. If the Company exhausts its cash reserves and is unable to obtain adequate financing, it may be required to curtail planned operating expenditures, including its development programs.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company’s direct and indirect wholly owned subsidiaries, Raptor Pharmaceuticals Inc., formerly known as Raptor Therapeutics Inc. which merged with Raptor Discoveries Inc. in December 2012 prior to changing its name, and Raptor European Products, LLC, such subsidiaries incorporated in Delaware on August 1, 2007, and February 14, 2012, respectively, and Raptor Pharmaceuticals Europe B.V. (“BV”), Raptor Pharmaceuticals France SAS (“SAS”), Raptor Pharmaceuticals Germany GmbH (“GMBH”) and RPTP European Holdings C.V. (“CV”), domiciled in the Netherlands on December 15, 2009, in France on October 30, 2012, in Germany on October 16, 2013 and in the Cayman Islands on February 16, 2012, respectively. All inter-company accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency

The Company’s consolidated functional currency is the U.S. dollar. BV, SAS, and GMBH, the Company’s Dutch subsidiary, French subsidiary, and German Subsidiary, respectively, use the European Euro as their functional currency. The CV subsidiary, a Cayman-based subsidiary, uses the dollar as its functional currency. At each quarter end, each foreign subsidiary’s balance sheets are translated into U.S. dollars based upon the quarter-end exchange rate, while their statements of operations and comprehensive loss are translated into U.S. dollars based upon an average exchange rate during the period.

Segment Information

The Company has determined that it operates in only one segment, as it only reports profit and loss information on an aggregate basis to its chief operating decision maker. The Company’s long-lived assets maintained outside the U.S. are not material.

Fair Value of Financial Instruments and Contingent Consideration Liability

The carrying amounts of certain of the Company’s financial instruments including cash equivalents, restricted cash, accounts payable, accrued liabilities and contingent consideration liability approximate fair value due either to length of maturity or interest rates that approximate prevailing market rates. Changes in fair value of the contingent consideration liabilities can result from updates to assumptions such as the expected timing or probability of achieving the specified milestones, changes in projected revenues or changes in discount rates. Significant judgment is employed in determining these assumptions as of the acquisition or consolidation date and for each subsequent period. Updates to assumptions could have a significant impact on our results of operations in any given period. Actual results may differ from estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents, which consist principally of money market funds, with high credit quality financial institutions. Such amounts exceed Federal Deposit Insurance Corporation insurance limits. As of June 30, 2016, and December 31, 2015, the Company had $124.2 million and $157.4 million in cash and cash equivalents, of which $6.5 million and $6.9 million was held by its foreign subsidiaries, respectively.

Restricted Cash

Restricted cash represents certificates of deposit and compensating balances required by the Company’s U.S. and European banks as collateral for credit cards and for access to a value-added tax deferral program.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. The Company estimates its allowance for doubtful accounts based upon an assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions, and other factors that may affect customers’ ability to pay. To date, the Company has not experienced significant losses with respect to the collection of accounts receivable.

Revenue Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured. The Company determines that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. Pursuant to the contract terms, the Company determines when title to products and associated risk of loss has passed on to the customer. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company assesses collectability based primarily on the customer’s payment history and creditworthiness.

PROCYSBI is currently available for U.S. distribution from the Company’s U.S. specialty pharmacy partner, the Accredo Health Group, Inc. (“Accredo”) which is currently the Company’s only U.S. customer and ships directly to patients. PROCYSBI is not available in U.S. retail pharmacies. Authorization of coverage by patients’ commercial insurance plans, Raptor’s patient assistance program (“PAP”) or government payors is a prerequisite to the shipment of PROCYSBI to U.S. patients. The Company is able to reasonably estimate and determine sales allowances; therefore the Company recognizes PROCYSBI revenue in the United States at the point of sale to the specialty pharmacy. The Company’s distributor of PROCYSBI and QUINSAIR in the EU is the Almac Group, Ltd. Revenue is currently recognized in the EU once confirmed orders from the pharmacies have been shipped and invoiced for payment by the distributor on the Company’s behalf.

The Company records revenue net of expected discounts, distributor fees, and rebates, including government rebates such as Medicare and Medicaid in the United States. Allowances are recorded as a reduction of revenue at the time product sales are recognized. Allowances for government rebates and discounts are established based on the actual payor and payor mix information, which is estimated based on historical claim levels in the United States and in Europe and the government-mandated discount rates applicable to government-funded programs. The allowances are adjusted to reflect known changes in the factors that may impact such allowances in the quarter the changes are known.

Inventories and Cost of Sales

Inventories are stated at the lower of cost or market price, with cost determined on a first-in, first-out basis. Inventories are reviewed periodically to identify slow-moving inventory based on sales activity, both projected and historical, as well as product shelf-life.

Products that have been approved by the FDA or other regulatory authorities are also used in clinical programs, to assess the safety and efficacy of the products for usage in diseases or patients that have not been approved by the FDA or other regulatory authorities. The forms of PROCYSBI and QUINSAIR that are utilized for both commercial and clinical programs are identical and, as a result, the inventory has an “alternative future use” as defined in authoritative accounting guidance. Raw materials and purchased drug product associated with clinical development programs are included in inventory and charged to research and development expense when the product enters the research and development process and/or no longer can be used for commercial purposes and, therefore, does not have an “alternative future use.”

Cost of sales for both PROCYSBI and QUINSAIR includes the cost of inventory sold or reserved; manufacturing, manufacturing overhead and supply chain costs; inventory variance amortization; product shipping and handling costs; and amortization of licensing approval milestone payments and licensing royalties payable to the University of California, San Diego (“UCSD”) for PROCYSBI, and MPEX, TriPEX, and PARI for QUINSAIR. QUINSAIR is approved in the EU and Canada and marketing commenced in Germany and Denmark in April 2016.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Property and Equipment

Property and equipment, which mainly consist of leasehold improvements, office furniture, lab equipment and computer hardware and software, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

Goodwill and Intangible Assets

Goodwill represents the excess of the consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. Intangible assets with indefinite useful lives are related to purchased in-process research and development (IPR&D) projects and are measured at their respective fair values as of the acquisition date. The Company does not amortize goodwill and intangible assets with indefinite useful lives. Intangible assets related to IPR&D projects are considered to be indefinite-lived until the completion or abandonment of the associated R&D efforts. If and when development is complete, which generally occurs if and when marketing approval is obtained, the associated assets are deemed finite-lived and are amortized based on their respective estimated useful lives at that point in time. The Company tests goodwill and other indefinite-lived intangible assets for impairment on an annual basis and in between annual tests if any events or changes occur that would indicate the fair values of the assets are below their carrying amounts.

Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis, and are reviewed for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable.

Common Stock Warrant Liabilities

The Company previously issued common stock warrants that contained conditional obligations that may have required the Company to transfer cash to settle the warrants upon the occurrence of certain fundamental transactions. Therefore, the Company classified such warrants as liabilities. At each reporting period, the Company re-measured the common stock warrant liability at the end of every reporting period with the change in value reported in the Company’s consolidated statements of operations and comprehensive loss. At the exercise date, the fair values of these warrants were re-measured and reclassified to equity. As of December 31, 2015, all common stock warrants had been exercised or expired.

Debt Issuance Costs

Debt issuance costs are expenses associated with the loan agreements with HealthCare Royalty Partners (“HC Royalty”) and the convertible notes. Debt issuance costs are being amortized over the life of the respective debt to interest expense using the interest method. Debt issuance costs are presented as a reduction in the carrying amount of note payable and convertible debt on the Company’s condensed consolidated balance sheets.

Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

	Six Months Ended June 30,
	2016	2015
Warrants to purchase common stock	—	236,812
Options to purchase common stock	9,282,701	9,231,283
Restricted stock unit awards outstanding	819,054	287,363
Convertible debt	3,428,571	3,428,571

Total Potentially Dilutive Securities	13,530,326	13,184,029

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Stock-Based Compensation

Compensation costs related to the Company’s stock incentive plans are measured at the grant date based on the fair value of the equity instruments awarded and are recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period.

Research and Development Costs

Research and development costs are charged to expense as incurred. Research and development expenses primarily include salaries and benefits for medical, clinical, regulatory, quality, pharmacovigilance and research personnel, preclinical studies, clinical trials, and certain commercial drug manufacturing expenses prior to obtaining marketing approval.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, the Company has determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a full valuation allowance has been provided on the Company’s net deferred tax assets.

The Company identifies uncertain tax positions and discloses any potential tax liability on its financial statements. The Company recognizes interest and/or penalties related to income tax matters as a component of income tax expense. As of June 30, 2016, there were no accrued uncertain tax positions or interest and penalties related to uncertain tax positions.

The Company files U.S. Federal, California, various other state and other income tax returns and various foreign country income tax returns. The Company is currently not subject to any income tax examinations. Due to the Company’s net operating losses (“NOLs”), generally all tax years remain open.

Reclassifications

Certain amounts previously reported under specific financial statement captions have been reclassified to be consistent with the current period presentation.

Disclosure of Change in Accounting Policy and Retroactive Restatement Disclosure

As of January 1, 2016, the Company adopted the provisions of Accounting Standards Update (ASU) 2015-03, Simplifying the Presentation of Debt Issuance Costs. This update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability. Adoption of this accounting standard update requires retroactive application by restating the financial statements of all prior periods presented.

The Company has adopted this standard as management believes this presentation more accurately reflects the costs of borrowing for arrangements in which debt issuance costs are incurred. The implementation resulted in the decrease of assets and debt liabilities of $3.9 million as of December 31, 2015. Adoption of this standard only impacted the Consolidated Balance Sheets as of December 31, 2015. See Notes 8 and 9 of “Notes to Consolidated Financial Statements” for more information on the unamortized debt issuance costs related to the Company’s debt.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update No. 2014-09 (ASU 2014-09) “Revenue from Contracts with Customers.” The standard’s core principle is that a reporting entity will recognize revenue when it transfers promised goods or

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for the Company in the first quarter of 2018. Early adoption is permitted in 2017. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt this new guidance. In March, April and May 2016, the FASB issued ASU 2016-08 “Revenue From Contracts With Customers: Principal vs. Agent Considerations,” ASU 2016-10 “Revenue From Contracts with Customers: Identifying Performance Obligations and Licensing,” and ASU 2016-12 “Revenue From Contracts With Customers: Narrow-Scope Improvements and Practical Expedients” to provide supplemental adoption guidance and clarification to ASU 2014-09. The Company is evaluating the impact of the adoption of these standards on its consolidated financial statements and footnote disclosures.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU 2015-11 is effective for the Company in the first quarter of 2017 and is to be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. This is part of FASB’s simplification initiative. The amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This ASU is effective for the Company in the first quarter of 2017. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The purpose is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. This ASU is effective for the Company in the first quarter of 2018. Early adoption is not permitted except for limited provisions. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases, which for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 will be effective for the Company in the first quarter of 2019, and early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The ASU will be effective for the Company in the first quarter of 2017, and early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.

2. FAIR VALUE MEASUREMENT

The Company uses a fair value approach to value certain assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level 1 - Quoted market prices in active markets for identical assets or liabilities;

•	Level 2 - Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level 3 - Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period. There were no transfers between Level 1, 2 or 3 of the fair value hierarchy during the quarter ended June 30, 2016. The following table presents the assets and liabilities recorded that are reported at fair value on our consolidated balance sheets on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

(In thousands) June 30, 2016	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$110,314	$—	$—	$110,314

Total	$110,314	$—	$—	$110,314

Liabilities
Contingent consideration liability	$—	$—	$152,070	$152,070

Total	$—	$—	$152,070	$152,070

December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$147,007	$—	$—	$147,007

Total	$147,007	$—	$—	$147,007

Liabilities
Contingent consideration liability	$—	$—	$166,800	$166,800

Total	$—	$—	$166,800	$166,800

(1)	Cash equivalents represent the fair value of the Company’s investments in money market funds at June 30, 2016 and December 31, 2015.

The following tables present a reconciliation of the Company’s recurring fair value measurements categorized within Level 3 of the fair value hierarchy. See Note 10 for additional information regarding the fair value of the contingent consideration liability.

Changes in Level 3 Liabilities Measured at Fair Value on a Recurring Basis - Common Stock Warrants

	Six Months Ended June 30,
(In thousands)	2016	2015
Beginning fair value	—	$711
Change in fair value recognized in earnings	—	495
Exercises	$—	$(1,206)

Ending Fair Value	$—	$—

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Changes in Level 3 Liabilities Measured at Fair Value on a Recurring Basis - Contingent Consideration Liability

(In thousands)
Balance as of December 31, 2015	$166,800
Fair value adjustment	(14,730)

Balance as of June 30, 2016	$152,070

Effect of Raptor’s Stock Price and Volatility Assumptions on the Calculation of Fair Value of Warrant Liabilities

As discussed above, the Company uses the Black-Scholes option pricing model as its method of valuation for warrants that are subject to warrant liability accounting. The determination of fair value as of the reporting date is affected by Raptor’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the security and risk-free interest rate. The primary factors affecting the fair value of the warrant liability are the Company’s stock price and volatility.

3. INVENTORIES

Inventories consist of raw materials, work-in-process and finished goods related to the manufacture of PROCYSBI and QUINSAIR. Raw materials include the active pharmaceutical ingredients (“API”), cysteamine bitartrate and Levofloxacin, for PROCYSBI and QUINSAIR, respectively. Work-in-process includes third party manufacturing and associated labor costs relating to the Company’s personnel directly involved in the production process of both products. Also included in inventories are raw materials that may be used for clinical trials, which are charged to research and development (“R&D”) expense when consumed.

The following table summarizes the components of inventories.

(In thousands)	June 30, 2016	December 31, 2015
Raw materials	$3,817	$2,681
Work-in-process	3,726	1,824
Finished goods	4,488	1,919

Total Inventories	$12,031	$6,424

4. PROPERTY AND EQUIPMENT

The following table presents the components of property and equipment and their estimated useful lives.

(In thousands)	June 30, 2016	December 31, 2015	Estimated useful lives
Manufacturing equipment	$4,355	$4,262	10 years
Office furniture	2,359	2,344	7 years
Laboratory equipment	1,755	1,721	5 years
Computer hardware and software	1,750	1,364	3 years
Leasehold improvements	641	583	Lease term

Total at cost	10,860	10,274
Less: accumulated depreciation	(3,389)	(2,630)

Total Property and Equipment, Net	$7,471	$7,644

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Depreciation expense for the three months ended June 30, 2016 and 2015 was approximately $386 thousand and $327 thousand, respectively.

Depreciation expense for the six months ended June 30, 2016 and 2015 was approximately $759 thousand and $630 thousand, respectively.

5. NET PRODUCT REVENUES BY GEOGRAPHIC REGION AND BY SIGNIFICANT CUSTOMERS

Net product revenues by Geographic Region

	For Three Months Ended June 30,		For Six Months Ended June 30,
(In millions)	2016	2015	2016	2015

United States	$28.1	$21.6	$53.4	$40.9
International	3.9	1.7	6.1	2.9

Total Net Product Revenues	$32.0	$23.3	$59.5	$43.8

Net Product Revenues by Significant Customer

Sales to our significant customer, Accredo Health Services, totaled $53.4 million, or 89.8% of net product revenue, for the six month period ended June 30, 2016 and $40.9 million, or 93.4% of net product revenue, for the six month period ended June 30, 2015. As of June 30, 2016 receivable from Accredo totaled $14.0 million, which is 89.2% of the total accounts receivable amount.

6. GOODWILL AND INTANGIBLE ASSETS

On December 14, 2007, the Company acquired the intellectual property and other rights to develop RP103 to treat various clinical indications from UCSD by way of a merger with Encode Pharmaceuticals, Inc., a privately held development stage company (“Encode”), which held the intellectual property license with UCSD. The fair value of the intangible assets at the time of acquisition was approximately $2.6 million.

Pursuant to the license agreement with UCSD, the Company is obligated to pay an annual maintenance fee until the commencement of commercial sales of any licensed products developed. The Company is also obligated to pay milestone payments upon the occurrence of certain events, royalties on net sales from products developed pursuant to the license agreement and a percentage of sublicense fees or royalties, if any. The Company is obligated to fulfill predetermined milestones within a specified number of years from the effective date of the license agreement, depending on the indication. To the extent that the Company fails to perform any of its obligations under the agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

In April 2013, the Company announced that the FDA has approved PROCYSBI (cysteamine bitartrate) delayed release capsules for the management of nephropathic cystinosis in adults and children 6 years and older. Subsequently, the Company announced that the EC has approved PROCYSBI® gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate) as an orphan medicinal product for the management of proven nephropathic cystinosis for marketing in the EU. In conjunction with these approvals, the Company paid milestone payments to UCSD during the second and third quarters of 2013 of $0.8 million and $0.5 million, respectively, pursuant to this license, which were capitalized as intangible assets.

In October 2015, the Company acquired the intellectual property and other rights to develop QUINSAIR for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis that has received marketing approval in Europe and Canada. The fair value of the intangible assets at the time of acquisition was approximately $213.8 million. In addition, the purchase agreement provides for contingent payments of up to $350.0 million associated with development, regulatory and

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

commercial milestones, a portion of which is also payable in Raptor common stock at the Company’s election, and a single digit royalty to Tripex on future global net sales. The Company has single-digit royalty and contingent obligations to each of two additional parties involved in QUINSAIR’s development.

A summary of intangible assets acquired is as follows:

	Useful Life (Years)	June 30,	December 31,
(In thousands)		2016	2015
IPR&D QUINSAIR	Indefinite	$171,000	$210,600
Developed technology - QUINSAIR	11.0	3,200	3,200
IP license for RP103 related to the Encode merger	20.0	2,620	2,620
UCSD license - FDA and EC approval milestones	14.0	1,250	1,250
Other intangible assets	16.0	240	240

Total intangible assets		178,310	217,910
Less accumulated amortization		(1,712)	(1,447)

Intangible Assets, Net		$176,598	$216,463

The intangible assets related to the QUINSAIR developed technology are being amortized over an estimated useful life of 11 years, which is the life of the intellectual property patents. The intangible assets related to RP103 are being amortized over an estimated useful life of 20 years, which is the life of the intellectual property patents. The 14 year estimated useful life for the FDA and EMA approval milestones is based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. Other intangible assets are being amortized using the straight-line method over an estimated useful life of 16 years, which is the life of the intellectual property patents. The above definite-lived intangibles do not have any residual value beyond the assets’ useful lives.

The QUINSAIR IPR&D will continue to be evaluated on a quarterly basis. During the three months ended June 30, 2016, the Company concluded that there was no impairment to the QUINSAIR IPR&D as compared to the prior quarter ended March 31, 2016, when the Company recognized an impairment in the QUINSAIR IPR&D of $39.6 million related to revisions of its clinical plans (See Note 10). During the three months ended June 30, 2016 and 2015, the Company amortized approximately $132 thousand and $60 thousand of intangible assets, respectively. During the six months ended June 30, 2016 and 2015, the Company amortized approximately $265 thousand and $119 thousand of intangible assets, respectively.

Amortization expense for intangible assets for each of the next five years is expected to be as follows:

(In thousands)	Amortization Expense
2016 (remaining 6 months)	$265
2017	529
2018	529
2019	529
2020	529

The Company tested the carrying value of goodwill for impairment as of December 31, 2015 and determined that there was no impairment.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

7. ACCRUED LIABILITIES

Accrued liabilities consisted of:

(In thousands)	June 30, 2016	December 31, 2015
Personnel-related costs	$5,789	$7,601
Rebates and other sales deductions	4,977	2,833
Clinical trials and research and development costs	3,177	2,076
License royalty payable	1,758	2,788
Royalty-based interest payable	1,951	573
Manufacturing costs	5,513	1,577
Deferred rent	1,074	1,086
Travel	577	213
Business development & legal costs	1,567	1,030
Other	3,067	2,853

Total Accrued Liabilities	$29,450	$22,630

The roll forward of significant estimated accrued rebates, reserve for cash discounts and product returns for the period ended June 30, 2016 and December 31, 2015 were as follows:

	Beginning Balance	Provision for Current Period Sales	Provision for Prior Period Sales	Actual Returns/ Credits Related to Current Period Sales	Actual Returns/ Credits Related to Prior Period Sales	Outstanding Balance
June 30, 2016
Accrued rebates	$2,538	$8,751	$—	$(3,847)	$(2,219)	$4,681
Reserve for cash discounts	258	1,277	—	(224)	(959)	352
Product returns	296	—	—	—	—	296
December 31, 2015
Accrued rebates	$2,935	$6,250	$239	$(3,712)	$(3,174)	$2,538
Reserve for cash discounts	215	1,821	41	(1,563)	(256)	258
Product returns	296	—	—	—	—	296

The Company accrued $4.7 million and $2.5 million for estimated rebate payments at June 30, 2016 and December 31, 2015, respectively. The Company evaluates its historical rebate payments by product as a percentage of historical sales in order to estimate its accrued rebates in proportion to revenue. Management has determined that a one-year look back represents a reasonable approach for assessing its rebate liabilities, and as of June 30, 2016 believes that it has adequately reserved for known and potentially unknown incurred rebates.

The Company accrued $0.4 million and $0.3 million for the estimated cost of prompt-payment discounts at June 30, 2016 and December 31, 2015, respectively. These amounts are estimated based upon payment terms with each of the Company’s customers.

The Company considered the need for a reserve for possible product returns sold during the periods ended June 30, 2016 and December 31, 2015, respectively. The Company determined an allowance of $0.3 million at June 30, 2016 and December 31, 2015, respectively, was necessary for possible product returns from its distributor. These amounts are estimated based upon the timing and history of similar product sales in the pharmaceutical industry. As of June 30, 2016, no products had been returned.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

8. NOTE PAYABLE

On December 20, 2012, the Company entered into a loan agreement with HC Royalty, as lender, under which it agreed to borrow $50.0 million in two $25.0 million tranches. The Company received $23.4 million in net proceeds from the first tranche of the loan at closing in December 2012 and an additional $23.7 million in net proceeds in May 2013 from the second tranche upon FDA approval of PROCYSBI.

In July 2014, the Company entered into an amended and restated loan agreement with HC Royalty which revised the terms of the 2012 loan agreement between the Company and HC Royalty, and also provided for an additional $10.0 million in term loan funding. The interest rate was revised to an annual fixed rate of 8.0%, compared to the original interest rate of 10.75%. The loan also contains a synthetic royalty component based on net product revenues in a calendar year, and such royalty is payable quarterly. The variable royalty rate under the amended and restated loan agreement has been revised to 8.0% on the first $50.0 million of revenue and 2.0% on revenue in excess of $50.0 million. The first quarterly principal payment of $3.0 million was due in June 2015. All term loans under the amended and restated loan agreement mature on March 31, 2020. The loan and the Company’s obligation to make payments thereunder shall terminate immediately when all payments received by HC Royalty equal $120.0 million.

The Company’s amended and restated loan agreement with HC Royalty includes affirmative and negative covenants, including the use of commercially reasonable efforts to exploit RP103 in specific markets and compliance with laws, as well as restrictions on mergers and sales of assets, incurrence of liens, incurrence of indebtedness and transactions with affiliates and other requirements. To secure the performance of the Company’s obligations under the loan, the Company granted a security interest to HC Royalty in substantially all of its assets, the assets of its domestic subsidiaries and a pledge of stock of certain of its domestic subsidiaries. The Company’s failure to comply with the terms of the loan and related documents, the occurrence of a change of control of the Company or the occurrence of an uncured material adverse effect on the Company or the occurrence of certain other specified events, will result in an event of default under the loan that, if not cured or waived, could result in the acceleration of the payment of all of its indebtedness, as well as prepayment penalties, to HC Royalty and interest thereon. Under the terms of the security agreement, in an event of default, the lender can potentially take possession of, foreclose on, sell, assign or grant a license to use, the Company’s pledged collateral and assign and transfer the pledged stock of certain of its subsidiaries.

The Company received marketing approval of PROCYSBI from the FDA on April 30, 2013 and commenced shipment of PROCYSBI during June 2013, and as a result, royalties became payable to HC Royalty based upon net revenues of PROCYSBI. Interest expense on the loan, excluding amortization of debt issuance costs, for the three months ended June 30, 2016 and 2015 was approximately $2.8 million and $3.3 million, respectively. Interest expense on the loan, excluding amortization of debt issuance costs, for the six months ended June 30, 2016 and 2015 was approximately $6.3 million and $6.3 million, respectively.

The following table presents contractual principal payments of the note payable at June 30, 2016.

(In thousands)	Note Principal Payments
2016 (remaining 6 months)	$6,000
2017	12,000
2018	12,000
2019	12,000
2020	3,000

Total	$45,000

Unamortized debt issuance costs on the loan agreement totaled $1.2 million and $1.5 million at June 30, 2016 and December 31, 2015, respectively. Amortization expense was $0.2 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively. Amortization expense was $0.3 million and $0.4 million for the six months ended June 30, 2016 and 2015, respectively.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

9. CONVERTIBLE NOTES

In July 2014, the Company sold $60.0 million aggregate principal amount of 8.0% convertible senior notes due 2019 to HC Royalty and other purchasers. These convertible notes require quarterly interest distributions at a fixed coupon rate equal to 8.0% until maturity or conversion, which will be no later than August 1, 2019. The convertible senior notes are convertible at the option of the holder at a conversion rate of 57.14 common shares per $1,000 principal amount of convertible senior notes at issuance (equivalent to a conversion price of $17.50 per common share), subject to adjustment in certain events. Upon conversion of these convertible senior notes by a holder, the holder will receive shares of the Company’s common stock.

In addition, the Company may elect to exercise the optional redemption, as defined in the note purchase agreement, in which case the convertible senior notes will convert into shares of common stock if the price of the common stock is at or above 175% of the applicable conversion price over a 30 consecutive day period. Upon the occurrence of a “change of control”, as defined in the note purchase agreement, the holders may require the Company to repurchase all or a portion of the notes for cash at 100% of the principal amount of the notes being purchased, plus a repayment premium and any accrued and unpaid interest. To secure the performance of the Company’s obligations under the convertible notes agreement, the Company has assigned certain of its assets as collateral.

Interest expense on convertible notes, excluding amortization of debt issuance costs, was $1.2 million for the three months ended June 30, 2016 and 2015, and $2.4 million for the six months ended June 30, 2016 and 2015, respectively. Unamortized debt issuance costs on these convertible notes totaled $2.0 million and $2.3 million at June 30, 2016 and December 31, 2015, respectively. Amortization expense was $0.1 million for the three months ended June 30, 2016 and 2015, and $0.3 million and $0.2 million for the six months ended June 30, 2016 and 2015, respectively.

10. BUSINESS COMBINATION

Acquisition of QUINSAIR

Acquisition Overview

On October 5, 2015, the Company completed the acquisition of QUINSAIR from Tripex. The Company acquired exclusive global rights and assets to develop, manufacture and commercialize QUINSAIR, a levofloxacin solution for inhalation. At closing, the Company paid Tripex approximately $35.4 million in cash consideration, subject to a deduction for payment of costs for representations and warranties insurance, and an amount to be held in escrow, and issued to Tripex 3,448,001 shares of Raptor common stock. In addition, the purchase agreement provides for contingent payments of up to $350.0 million associated with development, regulatory and commercial milestones, a portion of which is also payable in Raptor common stock at the Company’s election, and a single digit royalty on future global net sales. The Company has single-digit royalty and contingent obligations to each of two additional parties involved in QUINSAIR’s development.

Consideration transferred

The acquisition-date fair value of the consideration transferred consisted of the following items:

(In thousands)
Cash consideration	$35,370
Stock consideration	20,860
Contingent consideration	166,800

Total purchase consideration	$223,030

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Fair Value Estimate of Assets Acquired and Liability Assumed at Acquisition Date

Property and equipment	$282
Developed technology	3,200
In-Process research and development	210,600
Goodwill	8,948

Total	$223,030

	Value of Intangible Assets Acquired	Amortization Period*
Developed technology	$3,200	132 months
IPR&D	210,600		(1)

Total identifiable intangible assets	$213,800

*	Recognized on a straight-line basis.
(1)	IPR&D is an intangible asset classified as indefinite-lived until the completion or abandonment of the associated research and development effort, and will be amortized over an estimated useful life to be determined at the date the project is completed. IPR&D is not amortized during this period, but is periodically tested for impairment.

The fair value of the acquired developed technology and IPR&D assets were estimated using the income approach. The income approach uses valuation techniques to convert future amounts to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Direct costs of the QUINSAIR acquisition included consulting, legal, and accounting fees which aggregated to $3.9 million.

The Company estimated the acquisition date fair value of the contingent consideration payable of $166.8 million on October 5, 2015. It was calculated on a discounted and probability adjusted basis. The gross amount is payable upon the achievement of specified development, regulatory approval, sales-based milestone events or financial results. The model used in valuing this contingent consideration liability requires the use of significant estimates and assumptions including but not limited to:

•	estimates of revenues and operating profits related to the products or product candidates;

•	the probability of success for unapproved product candidates considering their stages of development;

•	the time and resources needed to complete the development and approval of product candidates;

•	the life of the potential commercialized products and associated risks, including the inherent difficulties and uncertainties in developing a product candidate such as obtaining FDA and other regulatory approvals; and

•	risks related to the viability of and potential alternative treatments in any future target markets.

Goodwill

Goodwill presented above of $8.9 million represents the difference of the QUINSAIR total purchase consideration of $223.0 million minus the net assets acquired of $214.1 million. This goodwill includes benefits that the Company believes will result from the know-how associated with the QUINSAIR compound and future product development. In accordance with applicable GAAP, the Company will not amortize goodwill though it will be subjected to annual impairment testing. This goodwill is not deductible for income tax purposes.

QUINSAIR IPR&D and Contingent Consideration Liability Fair Value as of June 30, 2016 and December 31, 2015

The QUINSAIR IPR&D and Contingent Consideration Liability will continue to be evaluated on a quarterly basis. The Company concluded that during the quarter ended June 30, 2016 there was no impairment to the QUINSAIR IPR&D or change in the fair value of the Contingent Consideration Liability. In March 2016, the Company revised its clinical development plans for MP-376

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

for the Bronchiectasis (BE) and Nontuberculous Mycobacteria (NTM) indications, the programs which drive the majority of the fair value of the IPR&D intangible assets balance related to the QUINSAIR acquisition. The revisions to the clinical development plans were a result of the following:

•	increased and further assessment of possible development plan options from external clinical advisory boards, external consultants, and internal clinical teams; and

•	strategic consideration and related reduction of the Company’s near-term operating cash expenditures and a prioritization of those programs or strategies that could have more near-term data readouts.

As a result of these revisions the tables below represent the change in fair values for IPR&D and Contingent Consideration Liability:

In-Process Research and Development

(In thousands)

Balance as of December 31, 2015	$210,600
Impairment	(39,600)

Balance as of June 30, 2016	$171,000

Contingent Consideration Liability

(In thousands)

Balance as of December 31, 2015	$166,800
Fair value adjustment	(14,730)

Balance as of June 30, 2016	$152,070

11. CAPITAL STRUCTURE

Common Stock Issuance under At-The-Market (“ATM”) Agreement

On September 4, 2015, the Company entered into an “At the Market” (“ATM”) sales agreement, with Cowen and Company, LLC, under which the Company would, at its discretion, sell its common stock with a sales value of up to a maximum of $75.0 million through ATM offerings on the NASDAQ Stock Market (the “2015 Sales Agreement”). Cowen was the sole sales agent for any sales made under the 2015 Sales Agreement, and the Company was to pay Cowen a commission, or allow a discount, for its services in acting as agent in the sale of the Company’s common stock of up to 3.0% of the gross sales price per share of all shares sold through it as agent under the 2015 Sales Agreement. The common stock would have been sold at prevailing market prices at the time of the sale of common stock, and, as a result, prices would have varied. On July 5, 2016, the Company terminated the ATM sales agreement with Cowen. No shares were sold under the 2015 Sales Agreement.

2015 Follow-on Public Offering

On April 8, 2015, the Company closed an underwritten public offering of shares of the Company’s common stock at a price to the public of $9.00 per share. The shares sold in the offering included 9.5 million shares of common stock plus an additional 1.43 million shares of common stock pursuant to the exercise by the underwriters of the over-allotment option the Company granted to them. Total gross proceeds to the Company in the offering (including in connection with the sale of the shares of common stock pursuant to the exercise of the over-allotment option) totaled $98.3 million, before underwriting discounts and commissions. The offering resulted in net proceeds to the Company of approximately $92.0 million after deduction of underwriting discounts of 6.0% and other offering expenses paid by the Company.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

12. STOCK-BASED COMPENSATION

2010 Stock Incentive Plan

The Company’s 2010 Stock Incentive Plan, as amended, provides for stock options, restricted shares or restricted share units to be granted to its employees, independent contractors, consultants or directors. On November 25, 2014, as a key requirement of the Company’s strategy of strengthening its leadership team and employee base, continuing the expansion of its commercial activities into new territories, and increasing the expansion of its product development programs, the Company’s Board of Directors approved the Raptor Pharmaceutical Corp. 2014 Employment Commencement Stock Incentive Plan. The plan was approved pursuant to Rule 5635(c)(4) of the Nasdaq Global Select Market for equity grants to induce new employees to enter into employment with the Company. Up to 2,400,000 shares were authorized for issuance under this plan.

On May 19, 2015, at the Company’s Annual Meeting of Stockholders, the stockholders approved amendments to the Company’s 2010 Stock Incentive Plan (the “2015 Plan Amendment”). These amendments were previously approved by the Company’s Board of Directors in February 2015. Among other things, the 2015 Plan Amendment increased the share reserve available for issuance under the 2010 Stock Incentive Plan by 3,456,620 shares to an aggregate of approximately 15.4 million shares plus any shares which are subject to awards under the 2014 Commencement Plan which are forfeited or lapse unexercised and which are not issued under the 2014 Commencement Plan, all of which may be used for any form of award under the 2010 Stock Incentive Plan. Following the approval of the 2015 Plan Amendment by the Company’s stockholders, no new equity grants will be made under the 2014 Commencement Plan.

During the three and six months ended June 30, 2016, the Company received approximately $0.1 million and $0.1 million, respectively, from the exercise of stock options. At June 30, 2016, there were 2,747,585 shares remaining available for issuance under the 2010 Stock Incentive Plan.

The Company recorded employee stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2016	2015	2016	2015
Cost of goods sold	$135	$44	$255	$76
Research and development	611	631	1,201	1,215
General and administrative	1,943	3,636	3,892	5,874

Total Stock-Based Compensation Expense	$2,689	$4,311	$5,348	$7,165

A summary of the activity in the 2010 Equity Incentive Plan, the 2006 Equity Compensation Plan, as amended and the Company’s other stock option plans, is as follows:

	For Three Months Ended June 30, 2016		For Six Months Ended June 30, 2016
	Option Shares	Weighted- average Exercise Price	Option Shares	Weighted- average Exercise Price
Beginning balance	9,573,631	$7.69	8,790,474	$8.49
Granted	232,392	4.90	1,669,023	3.98
Exercised	(37,664)	2.72	(53,437)	2.67
Canceled	(485,658)	8.29	(1,123,359)	9.35

Outstanding Balance	9,282,701	7.61	9,282,701	7.61

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

Restricted Stock Units

	For the Six Months Ended
	June 30, 2016
	Option Shares	Weighted-Average Exercise Price
Unvested balance - December 31, 2015	448,777	$9.28
Granted	544,498	4.08
Vested	(83,583)	10.12
Forfeited	(90,638)	7.91

Unvested balance - June 30, 2016	819,054	5.89

As of June 30, 2016 there was $4.4 million of unrecognized stock-based compensation expense related to RSUs to be recognized over a weighted-average period of 3.0 years. Unvested RSUs at June 30, 2016 vest through 2020.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (“ESPP”) allows a maximum of 1,000,000 shares of common stock to be purchased in aggregate for all employees. During the six months ended June 30, 2016, 158,971 shares had been purchased, and there remained a negligible amount of uninvested employee contributions in the ESPP. As of June 30, 2016, there were approximately 678,531 shares reserved for future issuance under the ESPP.

13. INCOME TAXES

We apply an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as required under GAAP. We recorded a provision for income taxes of $550 thousand and $70 thousand for the three months ended June 30, 2016 and 2015 and $898 thousand and $92 thousand for the six months ended June 30, 2016 and 2015, respectively. Our ETR differs from the U.S. federal statutory tax rate of 34.0% primarily as a result of nondeductible expenses, state income taxes, foreign income taxes, and the impact of a valuation allowance on our deferred tax assets.

We recognize excess tax benefits associated with share-based compensation to stockholders’ equity only when realized. When assessing whether excess tax benefits relating to share-based compensation have been realized, we follow the with-and-without approach, excluding any indirect effects of the excess tax deductions. Under this approach, excess tax benefits related to share-based compensation are not deemed to be realized until after the utilization of all other tax benefits available to us. We recognize the impact of a tax position in our financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions will be reflected in income tax expense.

14. COMMITMENTS AND CONTINGENCIES

Contractual Obligations with UCSD Relating to the Acquisition of the DR Cysteamine (RP103) License

Pursuant to the license agreement with UCSD, the Company is obligated to pay milestone payments upon the occurrence of certain events, royalties on net sales from products developed pursuant to the license agreement and a percentage of sublicense fees or sublicense royalties, if any. The Company is obligated to fulfill predetermined milestones within a specified number of years from the effective date of the license agreement, depending on the indication. Cumulatively, the Company has expensed $2.2 million in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis, Huntington’s disease and NASH and on regulatory filings in cystinosis. To the extent that the Company fails to perform any of its obligations under the license agreement, then, with certain exceptions, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2016

(Unaudited)

QUINSAIR Contingent Consideration Liability

The QUINSAIR purchase agreement provides for contingent payments of up to $350.0 million associated with development, regulatory and commercial milestones, a portion of which is also payable in Raptor common stock at the Company’s election, and a single digit royalty on future global net sales. The Company has single-digit royalty and contingent obligations to each of two additional parties involved in QUINSAIR development.

Leases

In January 2016, the Company entered into a four-year lease for additional office space in Brisbane. The Company took occupancy of such facilities in February 2016. The Company will record such rent on a straight-line basis.

In April 2013, the Company executed a seven-year lease for its corporate office facilities in Novato, California. The Company took occupancy of such facilities at the end of June 2013. On June 10, 2013, the Company amended the lease to add space to accommodate its research laboratory and relocated to this space in July 2014. The Company records such rent on a straight-line basis.

In October 2014, the Company executed a three-year lease for its European sales, marketing and administrative headquarters in Utrecht, Netherlands. The Company records such rent on a straight-line basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our unaudited condensed consolidated financial statements as of June 30, 2016, and the notes to such unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q. All references to the “Company,” “we,” “our” and “us” include the activities of Raptor Pharmaceutical Corp., Raptor Pharmaceuticals Inc., Raptor European Products, LLC, RPTP European Holdings C.V., Raptor Pharmaceuticals Europe B.V., Raptor Pharmaceuticals France SAS and Raptor Pharmaceuticals Germany GmbH.

This Quarterly Report on Form 10-Q, including this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “might,” “will,” “could,” “should,” “would,” “projects,” “predicts,” “intends,” “continues,” “estimates,” “potential,” “opportunity” or the negative of these terms or other comparable terminology. All such statements, other than statements of historical facts, including our financial condition, future results of operations, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans, and objectives of management, markets for our securities, and other matters, involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of the filing made with the SEC in which such statements were made. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. We cannot give you any assurance that such forward-looking statements will prove to be accurate and such forward-looking events may not occur. Our business’s actual operations, performance, development and results might differ materially from any forward-looking statement due to known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section titled “Risk Factors” in Part II, Item 1A of this Quarterly Report on Form 10-Q. Unless required by U.S. federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation and disclaim any intention to update or release publicly any revisions to these forward-looking statements after the filing of this Quarterly Report on Form 10-Q to reflect later events or circumstances or to reflect the occurrence of unanticipated events or for any other reason.

Plan of Operation and Overview

We are a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases.

Our first commercial product, PROCYSBI, received marketing approval from the FDA in April 2013 for the management of nephropathic cystinosis in adults and children six years and older with seven years of market exclusivity, through 2020. More recently, PROCYSBI received orphan drug designation from the FDA for the treatment of patients ages two years to six years, through 2022. In Europe, PROCYSBI gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received a marketing authorization in September 2013 from the EC as an orphan medicinal product for the management of proven nephropathic cystinosis in the EU. The EU marketing authorization allows us to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Economic Area, or EEA). PROCYSBI received seven and ten years of market exclusivity due to its designation as an orphan drug in the United States and the EU, respectively. We achieved first commercial sales of PROCYSBI in the United States in June 2013 and in the EU, specifically in Germany, in April 2014.

In October 2015, we acquired various assets and rights related to levofloxacin solution for inhalation, a pharmaceutical product also known as “MP-376” and commercially as “QUINSAIR,” from Tripex Pharmaceuticals, LLC (“Tripex”). QUINSAIR received marketing authorization by the EC for treating chronic lung infection caused by the bacteria Pseudomonas aeruginosa in adults who have cystic fibrosis in March 2015 and Health Canada in June 2015 for the management of cystic fibrosis in patients aged 18 years or older with chronic pulmonary Pseudomonas aeruginosa infections. QUINSAIR is the first inhaled fluoroquinolone approved for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in patients with cystic fibrosis 18 years old and older. In April 2016, we launched QUINSAIR in Germany and Denmark, and plan to continue our European launch through 2017, and anticipate launching in Canada in the second half of 2016. We also plan to initiate a clinical study for MP-376 in bronchiectasis in 2016. QUINSAIR is not approved in the United States, and we may not market or commercialize QUINSAIR in the United States for any indication unless we receive FDA approval, which we may not be able to obtain.

Clinical Development Programs

Our two active clinical development programs utilize RP103, which contains the same active pharmaceutical ingredient as PROCYSBI, cysteamine bitartrate. RP103 and PROCYSBI both utilize our proprietary capsule formulation containing delayed-release enteric coated microbeads of cysteamine bitartrate. Cysteamine bitartrate was approved in the United States in 1994 and the EU in 1997 as an orally available immediate-release powder in a capsule for the management of cystinosis. We have an exclusive worldwide license from the University of California, San Diego (“UCSD”), to delayed-release cysteamine bitartrate, which is the basis for our proprietary formulation of cysteamine. We currently have product candidates in clinical development designed to potentially treat Huntington’s disease (“HD”) and mitochondrial disorders, including Leigh syndrome. We announced in September 2015, based on information then available, that we would not advance our program for the treatment of pediatric non-alcoholic steatohepatitis (NASH) with RP103 after topline results from a Phase 2b trial which failed to show efficacy as measured by the trial’s primary endpoints. Unless the full data set, which we expect to receive later this year, provides a compelling rationale for us to continue the NASH program, our decision will remain unchanged.

Preclinical Product Candidates

Our preclinical programs, for which we may seek development partners in the future, include RP105 and RP106 being developed for a variety of rare diseases.

Future Activities

Over the remainder of the fiscal year, our efforts will be focused on increasing sales of PROCYSBI in the United States and Europe and continuing to provide comprehensive reimbursement and adherence support to commercial cystinosis patients in the United States; launching or providing access to PROCYSBI in other countries in the EEA and other select countries around the world; conducting a clinical trial to evaluate PROCYSBI in cysteamine-naïve cystinosis patients, as well as other supporting trials in underdeveloped markets; screening for undiagnosed and unidentified adult nephropathic cystinosis patients; regulatory pathways for the potential treatment of HD while exploring potential non-dilutive funding and partnership opportunities; working towards an NDA submission with FDA for QUINSAIR for cystic fibrosis; continuing our launch of QUINSAIR in additional countries in Europe in 2016 and potentially launching in Canada in the second half of 2016; preparing to pursue clinical programs in bronchiectasis; preparing for potential clinical studies of RP103 in new therapeutic indications; supporting our novel preclinical programs; seeking additional business development partners for one or more of our product candidates; and developing new preclinical, clinical and or commercial opportunities, including novel proprietary product candidates, technologies or products identified and acquired through business development activities.

Results of Operations - Three and Six Months Ended June 30, 2016 and 2015

Revenue

Sales of PROCYSBI in the US commenced in June 2013 with sales in Europe commencing in April 2014. Sales of QUINSAIR commenced in April 2016. For the three months ended June 30, 2016 and 2015, we recognized $32.0 million and $23.3 million, respectively, in global net product sales. For the six months ended June 30, 2016 and 2015, we recognized global net sales of $59.5 million and $43.8 million, respectively. The increase in product revenue of $15.7 million or 36% for the six months ended June 2016 compared to the same period in 2015, was primarily attributable to continued market penetration of PROCYSBI worldwide.

Cost of Sales

Cost of sales primarily includes: raw materials and manufacturing costs for our commercial products PROCYSBI and QUINSAIR, amortization of licensing milestone payments, royalty fees on our net product sales, other indirect costs such as distribution, labeling, shipping and supplies, and provision for inventory expiration. Costs capitalized as inventory are expensed as cost of sales as product is sold.

Cost of sales for the three months ended June 30, 2016 and 2015 were $4.9 million and $2.6 million, respectively. Cost of sales for the six months ended June 30, 2016 and 2015 were $9.3 million and $6.4 million, respectively. The increase in cost of sales was primarily attributable to an increase in direct costs and royalties on increased sales of PROCYSBI, and the first sales of QUINSAIR.

Research and Development

Research and development expenses include medical, clinical, regulatory, quality (excluding manufacturing quality control expenses), pharmacovigilance and research salaries and benefits; expenses associated with the manufacturing and testing of PROCYSBI inventory for our commercial launch in the United States and in Europe which were expensed prior to drug approvals; preclinical studies; clinical trials; regulatory and clinical consultants; research supplies and materials; amortization of intangible assets and allocated human resources and facilities expenses.

Research and development expenses increased approximately 32.0% to $15.7 million for the three months ended June 30, 2016 from $11.9 million during the three months ended June 30, 2015 and approximately 4.5% to $29.7 million from $28.4 million during the six months ended June 30, 2015. The increased expense for both the three and six month period was primarily due to increased activities associated with our product portfolio, supporting the launch of QUINSAIR in the EU and related to preparation for a potential NDA filing for QUINSAIR in a cystic fibrosis indication in the US.

Detail of Research and Development Expenses

	For Three Months Ended June 30,			For Six Months Ended June 30,
(In millions)	2016	Change from 2015, %	2015	2016	Change from 2015, %	2015
RP103:
Cystinosis (pre-commercial and extension)	$5.1	-6%	$5.4	$9.9	-34%	$15.1
HD (clinical)	0.6	-25%	0.8	1.7	-19%	2.1
NASH (clinical)	0.1	-91%	1.1	(0.2)	-108%	2.6
Mitochondrial	1.2	71%	0.7	2.2	5%	2.1
Cystic fibrosis	3.9		—	7.3		—
Discovery	0.6	-50%	1.2	1.2	-45%	2.2
Other programs	0.5	67%	0.3	0.8	100%	0.4
R&D personnel and other costs not allocated to programs	3.7	54%	2.4	6.8	74%	3.9

Total Research and Development Expenses	$15.7	32%	$11.9	$29.7	5%	$28.4

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include commercial expenses related to marketing and sales operations in the United States and EU, including marketing and pricing studies, advertising, sales force commissions and other expenses, and market access support activities; commercial launch expenses for QUINSAIR, including patient support activities such as reimbursement assistance and establishing a customer relationship management system for our PROCYSBI sales team, and salaries and benefits for our commercial operations; intellectual property, legal and audit fees, finance, executive expenses; and other administrative and facilities costs.

Selling, general and administrative expenses increased approximately 17.4% to $20.9 million for the three months ended June 30, 2016 from $17.8 million in the three months ended June 30, 2015. The $3.1 million increase was primarily attributable to an increase in employee compensation and related expenses, marketing and commercial launch expenses to support a new product launch of $2.9 million, partly offset by a decrease in board of directors compensation expense of $1.7 million.

Selling, general and administrative expenses increased approximately 26.5% to $41.3 million for the six months ended June 30, 2016 from $32.6 million in the six months ended June 30, 2015. The $8.7 million increase was primarily attributable to an increase in employee compensation related expense of $4.1 million, an increase in consulting and professional fees of $1.6 million, an increase in marketing and commercial launch expenses to support a new product of $4.6 million, offset by a decrease in board of directors compensation expense of $2.1 million.

Interest Expense

Interest expense for the three months ended June 30, 2016 and 2015 was $4.3 million and $4.8 million, respectively. Interest expense for the six months ended June 30, 2016 and 2015 was $9.3 million and $9.3 million, respectively. Interest expense consisted primarily of interest on the debt principal outstanding of $60.0 million of convertible notes and interest payable pursuant to our note with HC Royalty.

Application of Critical Accounting Policies

Our condensed consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the U.S. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our condensed consolidated financial statements is critical to an understanding of our consolidated financial position and results of operations.

Many of the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition and Accounts Receivable

We recognize revenue in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured. We determine that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. Pursuant to the contract terms, we determine when title to products and associated risk of loss has passed onto the customer. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectability based primarily on the customer’s payment history and creditworthiness.

PROCYSBI is currently available for U.S. distribution from our U.S. specialty pharmacy partner, the Accredo Health Group, Inc. (“Accredo”) which is currently our only U.S. customer and ships directly to patients. PROCYSBI is not available in U.S. retail pharmacies. Revenue was recognized in the United States at the point of sale to the specialty pharmacy. Our commercial launch in the EU commenced in April 2014, with the Almac Group, Ltd. (“Almac”) as our distributor. Revenue is currently recognized in the EU once confirmed orders from the pharmacies have been shipped and invoiced for payment by our distributor on our behalf.

QUINSAIR is currently available for EU distribution from Almac. Revenue is currently recognized in the EU once confirmed orders from the pharmacies have been shipped and invoiced for payment by our distributor on our behalf.

The Company records revenue net of expected discounts, distributor fees, and rebates, including government rebates such as Medicare and Medicaid in the United States. Allowances are recorded as a reduction of revenue at the time product sales are recognized. Allowances for government rebates and discounts are established based on the actual payor and payor mix information, which is estimated based on historical claim levels in the United States and in Europe and the government-mandated discount rates applicable to government-funded programs. The allowances are adjusted to reflect known changes in the factors that may impact such allowances in the quarter the changes are known.

Trade accounts receivable are recorded net of product sales allowances for prompt-payment discounts and chargebacks. Estimates for chargebacks and prompt-payment discounts are based on contractual terms and our expectations regarding the utilization rates.

Inventories and Cost of Sales

Inventories are stated at the lower of cost or market price, with cost determined on a first-in, first-out basis. Inventories for both PROCYSBI and QUINSAIR are reviewed periodically to identify slow-moving inventory based on sales activity, both projected and historical, as well as product shelf-life. Prior to the approval of PROCYSBI by the FDA on April 30, 2013 and in Europe, prior to EC approval on September 6, 2013, we recorded the purchase of raw materials and the manufacturing costs relating to PROCYSBI as research and development expense. Subsequent to FDA and EC approval, we began capitalizing these costs and manufacturing overhead as commercial inventory.

Upon launching PROCYSBI in mid-June 2013 in the United States and April 2014 in the EU, we began recognizing cost of sales. Cost of sales includes the cost of inventory sold or reserved; manufacturing, manufacturing overhead and supply chain costs; product shipping and handling costs; and amortization of licensing approval milestone payments and licensing royalties payable to UCSD. QUINSAIR was approved in the EU and Canada in 2015. We began marketing QUINSAIR in Germany and Denmark in April 2016 and are continuing to launch QUINSAIR in additional countries in the EU in 2016, and anticipate its potential launch in Canada in the second half of 2016.

Impairment of Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of tangible and identified intangible net assets of businesses acquired. Goodwill is not amortized, but is evaluated for impairment on an annual basis or more often when impairment indicators are present. We have one reporting unit. Therefore, our consolidated net assets, including existing goodwill and other intangible assets, are considered to be the carrying value of the reporting unit. If the carrying value of the reporting unit is in excess of its fair value, an impairment may exist, and we must perform the second step of the analysis, in which the implied fair value of the goodwill is compared to its carrying value to determine the impairment charge, if any. If the estimated fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and no further analysis is required. We performed our goodwill impairment test as of December 31, 2015 and noted no impairment.

QUINSAIR IPR&D and Contingent Consideration Liability are evaluated on a quarterly basis. During March 2016, we revised our clinical plan for MP-376 in BE and NTM which resulted in an impairment in IPR&D and a change in the fair value of the Contingent Consideration Liability (See Note 10).

We make judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. Impairment, if any, is measured as the amount by which the carrying value exceeds the fair value of the impaired asset.

Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends and internal factors such as changes in our business strategy and our internal forecasts.

Stock-Based Compensation

Determining the fair value of share-based awards at the grant date requires judgment, including estimating future stock price volatility and employee stock option exercise behavior.

We based our Black-Scholes inputs on the following factors: the expected life of six years was based upon our assessment of the ten-year term of the stock options issued, along with the fact that we have been a commercial company since June 2013 and as a result, more option holders have been exercising stock options; the risk-free interest rate was based on current constant maturity treasury bill rates for six years; the volatility was based on a combination of the actual annualized volatility of our common stock price as quoted on The NASDAQ Global Select Market since the closing of our merger with Raptor Pharmaceuticals Corp. on September 30, 2009 and of annualized volatility of peer companies; the forfeiture rate was based on our assessment of our historical employee turnover; and the dividend rate was based on our current decision to not pay dividends on our stock at our current corporate stage of development. If actual results differ significantly from these estimates, stock-based compensation expense and results of operations could be materially impacted.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, we have determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a full valuation allowance has been provided on our net deferred tax assets. We intend to maintain the valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. Any decision to reverse part or all of the valuation allowance would be based on our estimate of future profitability.

We identify uncertain tax positions and record or disclose any resulting potential tax liability based upon whether the position is more likely than not sustainable upon examination. We consider proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law and negotiations between tax authorities of different countries concerning our transfer prices or intellectual property transfers. As of June 30, 2016, we had identified no uncertain tax positions.

We file U.S. Federal, California, various other state and other income tax returns and various foreign country income tax returns. We are currently not subject to any income tax examinations. Due to our net operating losses, all tax years generally remain open in each jurisdiction.

Liquidity and Capital Resources

Capital Resource

As of June 30, 2016, we had $124.2 million in cash and cash equivalents, of which $6.5 million is held by our foreign subsidiaries, $43.9 million in current liabilities and $112.9 million of net working capital. During the year ended December 31, 2015, we completed a public offering of 10.925 million shares of our common stock for net proceeds of $92.0 million, raised $0.3 million net proceeds from warrant exercises and $7.5 million net proceeds from stock option exercises and our employee stock purchase plan. We believe that our cash balance as of June 30, 2016 will be sufficient to meet our projected operational requirements and obligations into 2018.

	June 30,	December 31,
	2016	2015
	(in thousands, except financial metrics data)
Cash and cash equivalents	$124,239	$157,352
Restricted cash	$1,367	$1,055
Accounts receivable, net	$15,727	$13,267
Total current assets	$156,786	$181,399
Total current liabilities	$43,923	$39,455
Working capital surplus (a)	$112,863	$141,944
Days sales outstanding (“DSO”) (b)	45	60
Current ratio (c)	3.6	4.7

(a)	Total current assets at period end minus total current liabilities at period end.
(b)	Net accounts receivable at period end divided by revenue, net for the second quarter multiplied by 91 days.
(c)	Total current assets at period end divided by total current liabilities at period end.

Net Cash Used In Operating Activities

Cash used in operating activities was $27.1 million for the six months ended June 30, 2016 as compared to $21.2 million for the same period in 2015. The activity for 2016 was primarily attributable to a net loss of $55.6 million adjusted for non-cash items consisting of impairment of intangible assets of $39.6 million, stock-based compensation expense of $5.3 million and depreciation and amortization of $1.6 million offset by a decrease in the fair value of contingent consideration of $14.7 million and $4.1 million of net cash outflow related to changes in operating assets and liabilities.

Net Cash Used In Investing Activities

Net cash used in investing activities was $0.9 million for the six months ended June 30, 2016 consisting of $0.6 million for the purchase of property and equipment and an increase in restricted cash of $ 0.3 million.

Net Cash Used in Financing Activities

Net cash used in financing activities was $5.3 million for the six months ended June 30, 2016 which consisted of $6.0 million of principal payments on debt offset by $0.7 million of proceeds from the issuance of stock options and shares under the our employee stock purchase plan. This is compared to $94.8 million in cash provided by financing activities for the same period in 2015, primarily due to a $98.3 million financing in 2015 and $5.4 million of proceeds from the exercise of stock options and issuance of shares under our employee stock purchase plan.

Future Funding Requirements

We will need to raise additional capital either through the sale of equity or debt to fund our operations and to, among other activities, continue to commercialize PROCYSBI, to commercialize QUINSAIR and to develop RP103 and MP-376 for the potential treatment of other indications. Our future capital requirements may be substantial, and will depend on many factors, including:

•	The continuing sales of PROCYSBI in the United States, Europe and other international markets;

•	The success of the launch of QUINSAIR in additional countries in Europe and potentially in Canada;

•	The ongoing costs of establishing and maintaining sales and marketing capabilities in the United States, Europe and other international markets for PROCYSBI and QUINSAIR;

•	Our ability to negotiate reimbursement and pricing of PROCYSBI and QUINSAIR in various countries outside of the United States;

•	The cost of our manufacturing-related activities in support of PROCYSBI, QUINSAIR, MP-376 and RP103;

•	The cost of activities and outcomes related to the regulatory submission of cysteamine bitartrate delayed-release capsules in Canada;

•	The cost of additional clinical trials in order to obtain regulatory approvals for PROCYSBI in Canada and for MP-376 in the United States, and for additional indications outside the United States;

•	The timing and cost of our ongoing clinical programs for RP103, including: evaluating PROCYSBI in treatment-naïve cystinosis patients, and other supportive studies; evaluating RP103 as a potential treatment for Leigh syndrome and other mitochondrial disorders;

•	The cost of regulatory submissions, as well as the preparation, initiation and execution of clinical trials of MP-376 in BE;

•	The cost of filing, continuing surveillance, prosecuting, defending and enforcing existing or new patent claims; and

•	The outcome of our efforts to strategically partner RP103 for HD and the future efforts to strategically partner or out-license one or more of our other candidates.

There can be no assurance that we will be successful in raising sufficient funds when needed. Additional financing may not be available in amounts or on terms satisfactory to us or at all.

Commitments and Contingencies

We maintain several contracts with drug labelers and distributors, research organizations, contract manufacturers, clinical organizations and clinical sites, primarily to assist with clinical research, clinical and commercial manufacturing of PROCYSBI and QUINSAIR and clinical manufacturing for our HD clinical collaborations and our clinical study of RP103 in Leigh syndrome and other mitochondrial disorders. Our contractual obligations have not materially changed during the six months ended June 30, 2016 compared to those discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 as amended by Amendment No. 1 to our Annual Report on form 10-K, filed with the SEC on April 29, 2016.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.